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                                                                       Exhibit 2

                                      DRAFT
                                VOTING AGREEMENT

          THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of the ___ day of June, 2003, by and between TECORE, INC., a Texas corporation ("TECORE"), and SCP PRIVATE EQUITY PARTNERS II, INC., a Delaware limited partnership ("SCP").

                                    RECITALS:

          A. TECORE and SCP are the holders of Senior Secured Convertible Notes issued by AirNet Communications, Inc., a Delaware corporation (the "Company"), dated the date hereof (the "Notes"), which were purchased pursuant to the terms of a Securities Purchase Agreement, dated June __, 2003, among TECORE, SCP and the Company (the "Purchase Agreement"). (TECORE and SCP are sometimes hereinafter individually referred to as a "Holder" and collectively as the "Holders.")

          B. SCP is also the holder of shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock").

          C. The Holders of the Notes are entitled to vote on matters submitted to the stockholders of the Company on the basis of the number of shares of Common Stock into which such Notes are convertible at an assumed conversion price.

          D. The Holders desire to provide for the voting of the Notes, the shares of Common Stock into which the Notes are convertible, and the shares of Common Stock now owned by SCP in accordance with the terms hereof, as well as any other voting securities of the Company which the Holders may hereafter acquire.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1. Representation on Board of Directors; Other Voting Arrangements.

          1.1 (a) Prior TECORE's Ownership of a Majority of Outstanding Common Stock. Subject to Sections 1.1(b) and (c) hereof, each of the Holders agrees that so long as this Agreement remains in effect, it will vote all Notes and shares of capital stock of the Company (including Common Stock) owned by it (and all other securities the voting of which is within its control), from and after the date hereof, to (A) maintain a Board of Directors of ten (10) members; and
(B) elect and maintain in office as a director of the Company: (i) the Company's chief executive officer; (ii) two (2) persons designated from time to time in writing by SCP; (iii) four (4) persons designated from time to time in writing by TECORE; and (iv) three (3) persons who shall be independent, within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable national securities exchanges and associations ("Independent"), who shall be satisfactory to TECORE and SCP, and who shall be elected by the holders of a majority of the voting power represented by the Notes,

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the outstanding shares of Common Stock, and any other securities entitled to vote in the election of directors, voting as a single class; provided, that only three (3) of the persons designated by TECORE shall be permitted to take office as directors of the Company until such time as the aggregate cash purchase price paid for the Notes by the Holders pursuant to the Purchase Agreement represents a contribution to the Company which, relative to the aggregate market value of the Company's Common Stock as of the date of the Purchase Agreement, permits such additional representation on the Board of Directors within the meaning of the applicable national securities exchanges and associations' voting rights rules.

               (b) After TECORE's Ownership of a Majority of Outstanding Common Stock. Subject to Section 1.1(c) hereof, from and after the time that TECORE shall own a majority of the issued and outstanding shares of Common Stock and for so long as TECORE maintains such majority ownership, each of the Holders agrees that so long as this Agreement remains in effect, it will vote all Notes and shares of capital stock of the Company (including Common Stock) owned by it (and all other securities the voting of which is within its control), to (A) maintain a Board of Directors of eleven (11) members, and (B) elect and maintain in office as a director of the Company: (i) the Company's chief executive officer; (ii) one (1) person designated from time to time in writing by SCP;
(iii) six (6) persons designated from time to time in writing by TECORE; and
(iv) three (3) persons who shall be Independent, who shall be satisfactory to TECORE and SCP, and who shall be elected by the holders of a majority of the voting power represented by the Notes, the outstanding shares of Common Stock, and any other securities entitled to vote in the election of directors, voting as a single class.

               (c) After Payment Default. In the event that TECORE shall fail to pay any installment of the purchase price of the Note purchased by TECORE when due pursuant to any of Sections 1.1(b)(ii)-(ix) of the Purchase Agreement, and such failure shall not be cured on or before the 20th calendar day following such due date ("TECORE Payment Default"), the provisions of Sections 1.1(a) and
(b) shall thereafter have no applicability, and, in lieu thereof, each of the Holders agrees that so long as this Agreement remains in effect, it will vote all Notes and shares of capital stock of the Company (including Common Stock) owned by it (and all other securities the voting of which is within its control), to (A) maintain a Board of Directors of such number as SCP shall determine, and (B) elect and maintain in office as a director of the Company:
(i) the Company's chief executive officer; (ii) such number of persons as SCP shall be entitled to designate pursuant to Section 1.1(d) and as shall be designated from time to time in writing by SCP; (iii) such number of persons as TECORE shall be entitled to designate pursuant to Section 1.1(d) and as shall be designated from time to time in writing by TECORE; and (iv) persons constituting the balance of the Board of Directors who shall be Independent, who shall be satisfactory to SCP, and who shall be elected by the holders of a majority of the voting power represented by the Notes, the outstanding shares of Common Stock, and any other securities entitled to vote in the election of directors, voting as a single class.

               (d) Number of Directors Who May be Designated Following a TECORE Payment Default. In the event that there shall be a TECORE Payment Default, SCP and TECORE shall be permitted to designate the following number of directors pursuant to Section 1.1(c):

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                    (A) TECORE shall be permitted to designate such number of
persons as shall equal four (4) multiplied by a fraction, the numerator of which shall be the total amount paid by TECORE on account of the purchase price of the Note purchased by TECORE and the denominator of which shall be $12,000,000 (such quotient to be rounded down to the nearest lower whole number); provided that the minimum number of designees which shall be permitted to TECORE shall be two
(2).

                    (B) SCP shall be permitted to designate such number of persons as shall equal the sum of x plus y, where x shall equal two(2), and y shall equal four times the principal amount of Notes purchased by SCP in excess of $4,000,000 divided by $8,000,000 (such quotient to be rounded up to the nearest higher whole number).

               (e) Initial Directors. Pursuant to Section 1.1, each of the Holders agrees that it will vote all Notes and shares of capital stock of the Company (including Common Stock) owned by it (and all other securities the voting of which is within its control), to elect the following persons to initially serve on the Board of Directors: (i) Glenn Ehley, the Company's chief executive officer; (ii) James W. Brown, current Chairman of the Board of Directors, and Christopher J. Doherty, as the designees of SCP, (iii) Jay Salkini, Shiblie Shiblie, Munzer Kayyem, and Hans Morris, as the designees of TECORE, and (iv) George Calhoun, Darrell Maynard and Gerald Y. Hattori as the Independent directors.

          1.2 In the event that any member of the Board of Directors elected pursuant to Section 1.1 resigns or otherwise ceases to be a member of the Board of Directors for any reason, the vacancy shall be filled as provided in the Company's Certificate of Incorporation and By-laws, and the Holders shall vote their stock in connection with filling such vacancy as provided in Section 1.1.

          1.3 No party hereto shall in any event take any action to remove from office any director designated by another party pursuant to Section 1.1, except on the direction of the party with Board designation rights as to such director.

          1.4 In the event that any of the Holders are not present in person or by proxy at any meeting of stockholders of the Company at which directors are to be elected, the Notes and/or shares of such person shall be voted by the presiding officer of the meeting for the persons designated in Section 1.1, and the presiding officer is hereby granted a proxy for that purpose.

          2. Committees. The Holders shall take all appropriate action to ensure that the Board of Directors of the Company maintains a Compensation Committee and an Audit Committee (each with duties and responsibilities customary for such committees) and that directors, who shall be satisfactory to SCP and TECORE and permitted to serve on such committees by applicable Securities and Exchange Commission and national securities exchanges and associations rule and regulations, shall be appointed to each of the Compensation Committee and the Audit Committee, and to each other significant committee of the Board of Directors.

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          3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, assigns, transferees and successors in interest of the parties hereto.

          4. Termination. The rights and obligations of the Company and the Holders shall terminate after the expiration of ten (10) years from the date of this Agreement.

          5. Modification or Amendment. Neither this Agreement nor any provision hereof can be modified, amended, changed, discharged or terminated except by an instrument in writing signed by TECORE and SCP.

          6. Notices. All notices to be given or otherwise made to any part to this Agreement shall be deemed to be sufficient if delivered in accordance with the provisions of the Purchase Agreement.

          7. Further Assurances. From and after the date of this Agreement, upon the request of either of the Holders, the Holders shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          8. Legends. In addition to any other legend required by law or agreement, each certificate evidencing Notes or shares of the Company's capital stock shall be stamped or otherwise imprinted with a legend to the following effect (in addition to any other legend required by law or agreement):

          "[The shares represented by this certificate are] [This Note is] subject to certain restrictions contained in a Voting Agreement between TECORE, Inc., and SCP Private Equity Partners II, L.P., a copy of which is available for examination at the principal office of the Company."

          9. Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable to the maximum extent possible in accordance with their terms. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          10. Injunctive Relief. It is acknowledged that it would be impossible to measure damages that would be suffered by the parties if any party hereunder fails to comply with the provisions of this Agreement and that in the event of such failure, the other parties will not have an adequate remedy at law. Each party shall therefore be entitled to obtain specific performance of the other parties' obligations hereunder and to obtain immediate injunctive relief. A party failing to comply shall not argue, as a defense to any proceeding for such specific performance or injunctive relief, that the other parties have an adequate remedy at law.

          11. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission

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shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

          12. Submission to Jurisdiction. Each of the Holders submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Holders waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any Holder may make service on any other of the Holders by sending or delivering a copy of the process to such person to be served at the address and in the manner provided for the giving of notices in
Section 6 above. Nothing in this Section, however, shall affect the right of any of the Holders to serve legal process in any other manner permitted by law. Each Holder agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

          IN WITNESS WHEREOF, each of the Holders has executed this Voting Agreement as of the day and year first above written.

                                     TECORE, INC.


                                     By: _______________________________________

                                     Name: _____________________________________

                                     Title: ____________________________________

                                     SCP PRIVATE EQUITY PARTNERS II, L.P.

                                     By: SCP Private Equity II, General
                                         Partner, L.P., its General Partner


                                     By: _______________________________________

                                     Name: _____________________________________

                                     Title: ____________________________________


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